Non-Qualified Annuity Stretch Endorsement

Allianz Life Insurance Company of New York (“The Company”) has issued this endorsement as a part of the Entire Contract, and it is effective on the Issue Date. This Endorsement modifies certain provisions in the contract. If there are any conflicts between this endorsement, the contract, and any other riders, or any other endorsements, the provisions of this endorsement will control.

The contract is a non-qualified annuity contract issued in a tax-free exchange under Section 1035 of the Internal Revenue Code (Code) of part or all of a designated beneficiary’s interest in a non-qualified annuity contract under which the contract holder (within the meaning of Section 72(s) of the Code) died prior to the annuity starting date. Such exchange proceeds are the only Purchase Payments that may be paid under the contract. The contract is issued to the Beneficial Owner to distribute their interest in the exchanged contract as Non-Qualified Annuity Stretch Payments in accordance with the requirements of Section 72(s) of the Code.

We retain the right to process any payments, including distributions, as required by Section 72(s) of the Code. Additionally, we retain the right to amend this endorsement to comply with any applicable law changes, regulations, or other guidance applicable to the administration of Non-Qualified Annuity Stretch Payments.

If the term “Surrender” is used in the Base Contract, or any attached amendment, endorsement or rider, it shall have the same meaning as the term “Withdrawal.”

Definitions

Base Contract
The contract to which this endorsement is attached.

Beneficial Owner
An individual who is a designated beneficiary under the exchanged contract who is eligible to receive Non-Qualified Annuity Stretch Payments under this contract. The Beneficial Owner cannot be the deceased contract holder’s surviving Spouse who is treating the exchanged contract (or their interest therein) as their own. Also, the Beneficial Owner cannot be an entity such as a trust, estate, or corporation.

Non-Qualified Annuity Stretch Payments
Payments made in accordance with the requirements of Section 72(s) of the Code over a period not extending beyond the life expectancy of the Beneficial Owner and that commence (under this contract or the exchanged contract) not later than one year after the date the holder of the exchanged contract died. If payments commenced under the exchanged contract, the Non-Qualified Annuity Stretch Payments will be made under the contract for the remaining period, subject to the ability to receive part or all of the contract at any time prior to the annuity starting date.

Non-Qualified Annuity Stretch Payments

Calculation of the Non-Qualified Annuity Stretch Payments
To comply with Section 72(s) of the Code, Non-Qualified Annuity Stretch Payments must begin no later than one year after the date of death of the contract holder. Subsequent payments compliant with Section 72(s) must be made at least annually and will be based on the frequency selected by the Beneficial Owner.

If this contract is funded through a Section 1035 exchange in the calendar year of the contract holder’s date of death, the initial Non- Qualified Annuity Stretch Payment will be based on the exchange proceeds contributed to the contract and the life expectancy of the Beneficial Owner in the calendar year of the contract holder’s date of death.

If this contract is funded through a Section 1035 exchange in a calendar year after the calendar year of the contract holder’s date of death, the initial Non-Qualified Stretch Payment will be based on the exchange proceeds contributed to the contract and the life expectancy of the Beneficial Owner in the calendar year of the contract holder’s date of death reduced by the number of calendar years since the contract holder’s date of death.

Payments must be distributed over a period not to exceed the Beneficial Owner’s life expectancy. We must receive the Section 1035 exchange proceeds, and information needed for the calculation in sufficient time to make the required Non-Qualified Annuity Stretch Payments.
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Calculation of the Non-Qualified Annuity Stretch Payments (continued)
Future payments will be based on the previous year-end Contract Value and the remaining period over which Non-Qualified Annuity Stretch Payments are to be paid. If any Contract Value exists at the end of the distribution period, the contract will terminate, and any remaining Contract Value will be paid in a lump sum to the Beneficial Owner.

Non-Qualified Annuity Stretch Payments are paid according to our automated payment program. Non-Qualified Annuity Stretch Payments cannot be stopped once payments begin.

Base Contract

The following sections of the Base Contract are modified as described below.

Definitions
The following is added to the definition of “Maximum Annuity Date” in the “Definitions” section of the Base Contract. When the Non-Qualified Annuity Stretch Endorsement is in effect, the Maximum Annuity Date does not apply.
Purchase Payments
The following modifies the “Purchase Payments” section of the Base Contract.

The Purchase Payment for the contract must be the amount received in an exchange by the Beneficial Owner of the exchanged contract under Section 1035 of the Code. Additional Purchase Payments by the Beneficial Owner are not permitted.

Initial Purchase Payment
The following modifies the “Initial Purchase Payment” provision in the “Purchase Payments” section of the Base Contract.

The Purchase Payment for the contract must be the amount received in an exchange by the Beneficial Owner of the exchanged contract under Section 1035 of the Code.

Additional Purchase Payments
The following modifies the “Additional Purchase Payments” provision in the “Purchase Payments” section of the Base Contract. Additional Purchase Payments by the Beneficial Owner are not permitted.
Withdrawals
Withdrawal Charge
The following is added to the “Withdrawal Charge” provision in the “Withdrawals” section of the Base Contract.

Non-Qualified Annuity Stretch Payments reduce the Withdrawal Charge Basis(es) but are not subject to a Withdrawal Charge.

Free Withdrawal Privilege
The following modifies the “Free Withdrawal Privilege” provision in the “Withdrawals” section of the Base Contract.

Non-Qualified Annuity Stretch Payments will reduce your Free Withdrawal Amount and any other contract values accordingly.

Annuity PaymentsAnnuity Options
The following is added to the “Annuity Options” provision in the “Annuity Payments” section of the Base Contract.

The Beneficial Owner may not elect an Annuity Option with the election of the Non-Qualified Annuity Stretch Payments unless permitted by the Company and the Annuity Option complies with the requirements of Section 72(s) of the Code.
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Death Benefit
Who receives the Death Benefit and Death Benefit Payment Options
The following modifies the “Who receives the Death Benefit” and “Death Benefit Payment Options” provisions in the “Death Benefit” section of the Base Contract.

If the Beneficial Owner dies before the full distribution of the interest in this contract, a Beneficiary named by the Beneficial Owner may continue to receive the Non-Qualified Annuity Stretch Payments or may elect to receive a lump sum payment. If the Beneficial Owner did not name a Beneficiary, the Beneficial Owner's estate may continue to receive the Non-Qualified Annuity Stretch Payments, or the personal representative may elect to have the estate receive a lump sum payment. Payments would need to continue at least as rapidly as required before the Beneficial Owner's death. The contract would terminate at the end of the period over which Non- Qualified Annuity Stretch Payments are to be paid and any remaining contract value be paid in a lump sum. No other payment options could be elected at the time of the Beneficial Owner's death.

Continuation of this Contract by the Surviving Spouse
The following modifies the “Continuation of this Contract by the Surviving Spouse” provision in the “Death Benefit” section of the Base Contract.

The Beneficial Owner’s Spouse may not choose to continue the contract upon the Beneficial Owner’s death.

Ownership
Assignment of this Contract
The following modifies the “Assignment of this Contract” provision in the “Ownership” section of the Base Contract. The Beneficial Owner may not assign this contract or any interest in it.
Change of Ownership
The following modifies the “Change of Ownership” provision in the “Ownership” section of the Base Contract. The Beneficial Owner may not change the ownership of this contract. Joint Owners are not permitted.
Change of Annuitant
The following modifies the “Change of Annuitant” provision in the “Ownership” section of the Base Contract. The Beneficial Owner may not change the Annuitant of this contract.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged and apply to this endorsement.

Signed for the Company at its home office.

Allianz Life Insurance Company of New York

[ /s/ Gretchen Cepek                                           /s/ Eric J. Thomes]

 [Gretchen Cepek]                                                                      [Eric J. Thomes]
[Secretary]                                                                    [President]

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [1-800-624-1097].
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